Exhibit 23.2

                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                                 OF MASTEC, INC.


         1. MasTec, Inc., a Delaware corporation (the "Corporation"), amends its

Amended and Restated  Certificate of Incorporation under Sections 141 and 242 of the Delaware General Corporation Law as follows:

         The first paragraph of Article IV of the Corporation's Amended and Restated Certificate of Incorporation is deleted in its entirety and the following is substituted in its place:

                  The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, of which One Hundred Million (100,000,000) shares, Ten Cents ($.10) par value per share, shall be common stock ("Common Stock"), and Five Million (5,000,000) shares, One Dollar ($1.00) par value per share, shall be preferred stock
                  ("Preferred Stock").

         2. The foregoing  amendment to the Amended and Restated  Certificate of

Incorporation  of the Corporation was duly adopted by the Board of Directors and by vote of the  stockholders  of the  Corporation on May 21, 1997, in accordance with the applicable provisions of the Delaware General Corporation Law.

         3.       The capital of the Corporation will not be reduced under or by reason of this amendment.

  EXECUTED: September 4, 1997.

                                  MASTEC, INC.

         [SEAL]

                             By:___________________________________
                                        JOSE M. SARIEGO, Senior Vice President


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STATE OF FLORIDA  )
                                    ) SS
COUNTY OF DADE    )

         THE FOREGOING instrument was acknowledged and sworn to before me this 4th day of September, 1997 on behalf of MasTec, Inc. by Jose M. Sariego, Senior Vice-President of the corporation.

                                                 -------------------------------
                                                 Notary Public